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                                                                    EXHIBIT 99.3

PATRIOT AMERICAN HOSPITALITY                  INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                         FOSTER PLAZA TEN
SUITE 6001                                    680 ANDERSEN DRIVE
DALLAS, TX 75207                              PITTSBURGH, PA 15220
NYSE: PAH                                     NYSE: IHC

AT PATRIOT AMERICAN HOSPITALITY:
-------------------------------
MEDIA INQUIRIES:                    ANALYST INQUIRES:
Suzanne Cottraux                    Mike Silverman
V.P. of Corporate Communications    V.P. of Finance
& Investor Relations                (214) 863-1265
(214) 863-1258

AT INTERSTATE HOTELS COMPANY:
----------------------------
Lisa O'Connor
Director of Finance and Investor Relations
(412) 937-3319


FOR IMMEDIATE RELEASE
APRIL 3, 1998

                  PATRIOT AMERICAN HOSPITALITY, INC., WYNDHAM
               INTERNATIONAL, INC. AND INTERSTATE HOTELS COMPANY
                  UPDATE STATUS OF LEGAL PROCEEDINGS REGARDING
                        MERGER OF PATRIOT AND INTERSTATE

DALLAS AND PITTSBURGH, APRIL 3, 1998 - PATRIOT AMERICAN HOSPITALITY, INC., WHOSE SHARES ARE PAIRED WITH THOSE OF WYNDHAM INTERNATIONAL, INC. (NYSE: PAH), AND INTERSTATE HOTELS COMPANY (NYSE: IHC) JOINTLY ANNOUNCED TODAY THAT A JUDGE OF THE UNITED STATES COURT OF APPEALS FOR THE FOURTH CIRCUIT HAS ORDERED THE PARTIES NOT TO CLOSE THE MERGER OF INTERSTATE WITH AND INTO PATRIOT PENDING REVIEW BY A THREE JUDGE PANEL OF THE FOURTH CIRCUIT OF AN APPEAL BROUGHT BY MARRIOTT INTERNATIONAL, INC. (NYSE: MI) to the United States District Court's denial of Marriott's motion for a preliminary injunction against the merger. On March 30, Marriott filed suit in the District Court seeking a preliminary injunction against the merger. On April 2, the District Court denied Marriott's motion for injunctive relief. Marriott has filed an expedited appeal of this ruling to the Fourth Circuit and the judge's ruling today is designed to allow a three judge panel of the Fourth Circuit an opportunity to hear this appeal.

Both Patriot and Interstate have requested an immediate hearing of Marriott's appeal of the District Court's order and anticipate such a hearing will occur promptly. Both Patriot and Interstate remain committed to completing the merger as expeditiously as possible following the lifting of any legal restraints.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

ABOUT INTERSTATE HOTELS COMPANY
Based in Pittsburgh, Pa., Interstate Hotels Company is the largest independent hotel management company in the United States. As of April 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has a controlling interest in 41 hotels.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements.